Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and the related Prospectus of Affymax Inc. for the registration of 3,920,941 of common stock, and to the incorporation by reference therein of our reports dated March 12, 2009, with respect to the financial statements of Affymax, Inc. and the effectiveness of internal control over financial reporting of Affymax, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California

May 12, 2009